POWER OF ATTORNEY

STATE OF:	TEXAS
COUNTY OF:	BEXAR

Know all men by these presents that the undersigned Trustee of USAA MUTUAL FUNDS TRUST, a Delaware statutory trust, (the Trust), constitutes and appoints Christopher K. Dyer, Erin G. Wagner, and James K. De Vries, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place, and stead, in any and all capacities to sign registration statements in his capacity as a Trustee of the Trust on any form or forms filed under the Securities Act of 1933 and the Investment Company Act of 1940 and any and all amendments thereto, with all exhibits, instruments, and other documents necessary or appropriate in connection therewith and to file them with the Securities and Exchange Commission or any other regulatory authority as may be necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ John C. Walters	9/25/2019

John C. Walters	Date
Trustee

On this 25th day of September 2019, before me, Patricia M. McClain, the undersigned Notary Public, personally appeared John C. Walters, known to me to be the person whose name is subscribed to the above Power of Attorney, and acknowledged that he executed it.

WITNESS my hand and official seal	/s/ Patricia M. McClain
My Commission Expires:

Notary Public
August 17, 2023	State of Texas